The BlackRock Pennsylvania Strategic Municipal Trust (the “Registrant”)

77Q1(d):

Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I.

Copies of (i) the Registrant's Amendment to the Statement of Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares, dated April 23, 2013, and (ii) the Amendment to Notice of Special Rate Period for the Variable Rate Demand Preferred Shares, dated April 23, 2013, and filed with the Registrant's books and records, are attached under sub-item 77Q1(a).